NEWS RELEASE
For Immediate Release	Contact: Investor Relations
September 4, 2007	(206) 298-2909

EMERITUS CORPORATION AND SUMMERVILLE SENIORLIVING COMPLETE TRANSACTION

- Granger Cobb Appointed President and Co-CEO -

SEATTLE, WA, September 4, 2007 -- Emeritus Corporation (AMEX: ESC), a national provider of assisted living and Alzheimer’s and related dementia care services to senior citizens, announced that it has completed the transaction with Summerville Senior Living, Inc. (“Summerville”). Granger Cobb, formerly President and CEO of Summerville, has been appointed President and Co-CEO of the Company along with Daniel R. Baty, who will also retain his position as Chairman of the Board of Emeritus.

With the completion of the merger, Emeritus is one of the largest national assisted living companies, operating 287 communities in 36 states, comprising 24,712 units with a capacity for 29,474 residents.

Mr. Daniel R. Baty, Co-CEO and Chairman of Emeritus, stated, “With the closing of the transaction, Emeritus is now one of the largest publicly listed assisted living companies.  We welcome the expertise of Granger Cobb and his leadership and look forward to working with him and the combined management team.  The opportunity to leverage our strengths and capitalize on integrating the “best practices” from both companies, while improving our long-term operating efficiencies and performance, is going to help drive shareholder value.”

Mr. Granger Cobb, President and Co-CEO stated, “The opportunity within the combined organization for revenue expansion will be driven primarily through organic growth in our existing portfolio of communities from both occupancy and rate increases, based on a level-of-care service model.  Regional oversight and reporting structures have already been re-aligned to enhance and support each community’s ability to balance resident care and service, high quality standards, and fiscal responsibility.”

Mr. Cobb concluded, “Furthermore, as we fully integrate our companies, we expect to benefit from economies of scale and corporate overhead efficiencies, which are expected to result in a reduction of operating expenses across the combined organization.”

As expected, Emeritus issued approximately 8,500,000 shares of its common stock to the shareholders of Summerville, including Apollo Real Estate Investment Funds III and IV, (“Apollo Funds”), two real estate funds managed by Apollo Real Estate Advisors, and certain employees of Summerville.  Of the total number of shares issued in the transaction, a portion were issued in satisfaction of certain loans outstanding from the Apollo Funds to Summerville.

In conjunction with the transaction, Mr. Cobb and Stuart Koenig, Partner and CFO at Apollo Real Estate Advisors, have joined the board of directors of Emeritus.  The Summerville properties will retain the brand name in the operation of their communities.

For more detailed information on Emeritus, please refer to our annual Form 10-K filed with the Securities and Exchange Commission on March 16, 2007, or visit our Internet site at www.emeritus.com to obtain a copy.

ABOUT THE COMPANY

Emeritus Corporation is a national provider of assisted living and Alzheimer’s and related dementia care services to seniors.  Emeritus is one of the largest and most experienced operators of freestanding assisted living communities located throughout the United States.  These communities provide a residential housing alternative for senior citizens who need help with the activities of daily living with an emphasis on assistance with personal care services to provide residents with an opportunity for support in the aging process.  Emeritus currently operates, or has an interest in, 287 communities representing capacity for approximately 24,712 units and 29,474 residents in 36 states.  Emeritus’s home page can be found on the Internet at www.emeritus.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:  A number of the matters and subject areas discussed in this release that are not historical or current facts deal with potential future circumstances, operations, and prospects.  The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from our actual future experience as a result of such factors as: difficulties in integrating Emeritus and Summerville and achieving the expected benefits of the transaction;  the effects of competition and economic conditions on the occupancy levels in our communities; our ability under current market conditions to maintain and increase our resident charges in accordance with our rate enhancement programs without adversely affecting occupancy levels; increases in interest costs as a result of re-financings; our ability to control community operation expenses, including insurance and utility costs, without adversely affecting the level of occupancy and the level of resident charges; our ability to generate cash flow sufficient to service our debt and other fixed payment requirements; our ability to find sources of financing and capital on satisfactory terms to meet our cash requirements to the extent that they are not met by operations, and other uncertainties related to professional liability claims.  We have attempted to identify, in context, certain of the factors that we currently believe may cause actual future experience and results to differ from our current expectations regarding the relevant matter or subject area.  These and other risks and uncertainties are detailed in our reports filed with the Securities and Exchange Commission (SEC), including our Annual Reports on Form 10-K and Quarterly Reports Form 10-Q.